UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 15, 2014

BASSETT FURNITURE INDUSTRIES, INCORPORATED

(Exact name of registrant as specified in its charter)

VIRGINIA	0-209	54-0135270
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

3525 FAIRYSTONE PARK HIGHWAY BASSETT, VIRGINIA	24055
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 276/629-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2014, the Organization, Compensation and Nominating Committee of the Board of Directors of Bassett Furniture Industries, Incorporated (the “Company”) approved long-term incentive awards for the Company’s executive officers in the form of performance share grants under the Bassett Furniture Industries, Incorporated 2010 Stock Incentive Plan (the “Plan”).

Each performance share grant entitles the executive officer to receive shares of restricted stock (“performance shares”) in one year subject to the achievement of a specified performance condition based on the Company’s operating cash flow in the fiscal year ending November 29, 2014. The executive officer also must remain continuously employed with the Company through the end of the performance period to be eligible to receive the performance shares. The executive officer must remain continuously employed with the Company through the end of a two-year period following issuance of the performance shares in order for the performance shares to vest.

The number of shares subject to the performance share grants awarded to the Company’s named executive officers are as follows:

Executive Officer	Number of shares
Robert H. Spilman, Jr.	12,000
Jason W. Camp	6,000
John E. Bassett, III	6,000
J. Michael Daniel	6,000
Mark S. Jordan	6,000

Each award will accrue dividend equivalents during the performance period to be paid to the executive officer upon issuance of the performance shares. Dividends will be payable to the executive officer on the performance shares during the subsequent vesting period. In addition, performance shares issued to an executive officer shall vest upon a change in control of the Company or following the death or disability of the executive officer, in each case as described in the executive officer’s grant agreement.

The terms of the performance share grants are more completely described in the form of performance share award agreement, which is filed as an exhibit to this Form 8-K, and is incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(d)            Exhibits

Exhibit 10.1.                      Form of Performance Share Award Agreement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BASSETT FURNITURE INDUSTRIES, INCORPORATED

Date: January 22, 2014	By:	/s/ J. Michael Daniel
J. Michael Daniel
	Title:	Senior Vice President – Chief Financial Officer